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                                                                   EXHIBIT 10.11

                          SECOND AMENDMENT TO INDENTURE


         This SECOND AMENDMENT TO INDENTURE, dated as of February 17, 2000 ("this Amendment"), is among BRIGHAM EXPLORATION COMPANY, a corporation duly organized and existing under the laws of the State of Delaware (the "Borrower"), and CHASE BANK OF TEXAS, NATIONAL ASSOCIATION, a national banking association existing under the laws of the United States, as trustee (the "Trustee").

                              PRELIMINARY STATEMENT

         All covenants and agreement made by the Borrower herein are for the benefit and security of the holders of the Borrower's Senior Subordinated Secured Notes due 2003.

                                    RECITALS

         The Borrower and the Trustee are parties to that certain Indenture dated as of August 20, 1998, as amended by the First Amendment to Indenture dated as of March 26, 1999 (as amended, the "Indenture"). Capitalized terms used and not otherwise defined herein are used with the meanings ascribed thereto in the Indenture.

         The Borrower has advised the Noteholders and the Trustee that it desires to amend certain provisions of the Indenture, and the Borrower has requested that the Trustee and the Noteholders agree to various amendments to certain provisions of the Indenture.

         The Trustee, upon the consent and authorization of the Noteholders, has agreed to so amend certain provisions of the Indenture upon the terms and subject to the conditions and limitations of this Amendment.

         NOW, THEREFORE, in consideration of the premises, covenants and agreements contained herein, the parties hereto agrees as follows:

         Section 1. Definitions. The following capitalized terms shall have the following respective meanings when used herein:


               1.1 "RELEASED CLAIMS" SHALL MEAN ANY AND ALL CLAIMS (INCLUDING WITHOUT LIMITATION ANY LIABILITIES, DAMAGES, DEMANDS AND CAUSES OF ACTION ARISING THEREFROM), WHETHER (A) AT LAW OR IN EQUITY, (B) ON THE ALLEGED COMMISSION OF A TORT, (C) ON THE ALLEGED BREACH (OR ANTICIPATORY BREACH OR REPUDIATION) OF ANY CONTRACT, DUTY, OR WARRANTY (WHETHER


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         ORAL OR WRITTEN, EXPRESS OR IMPLIED), (D) ON THE ALLEGED VIOLATION OF
         ANY STATUTE, TARIFF, OR REGULATION (WHETHER PROMULGATED BY THE UNITED STATES, ANY STATE THEREOF, ANY FOREIGN STATE OR COUNTRY, OR ANY OTHER GOVERNMENTAL AGENCY OR ENTITY, WHEREVER LOCATED), OR (E) ON ANY OTHER FACTUAL, LEGAL OR EQUITABLE THEORY, INCLUDING, WITHOUT LIMITATION, ANY CLAIM FOR DAMAGES OF ANY TYPE OR NATURE, FOR INJUNCTIVE OR OTHER RELIEF, FOR ATTORNEYS' FEES, INTEREST OR ANY OTHER LIABILITY WHATSOEVER ON ANY THEORY, INCLUDING WITHOUT LIMITATION ANY LOSS, COST OR DAMAGE IN CONNECTION WITH OR BASED UPON "LENDER LIABILITY", UNFAIR DEALING, DURESS, COERCION, CONTROL OR UNDUE INFLUENCE, EXTORTION OR COMMERCIAL BRIBERY, BREACH OF AN IMPLIED COVENANT OR DUTY OF GOOD FAITH AND FAIR DEALING, MATERIAL MISREPRESENTATION OR OMISSION, OVERREACHING, UNCONSCIONABILITY, CONFLICT OF INTEREST, BAD FAITH, MALPRACTICE, DISPARATE BARGAINING POSITION, DETRIMENTAL RELIANCE, PROMISSORY ESTOPPEL, ESTOPPEL BY DEED, WAIVER, LACHES, OR ANY OTHER EQUITABLE THEORY, EQUITABLE SUBORDINATION, BREACH OF FIDUCIARY DUTY OR ANY OTHER DUTY, OR TORTIOUS INDUCEMENT TO COMMIT SUCH BREACH, TORTIOUS INTERFERENCE WITH CONTRACT OR PROSPECTIVE BUSINESS RELATIONS, NEGLIGENT PERFORMANCE OF CONTRACTUAL OBLIGATIONS, OR OTHER THEORIES OF NEGLIGENCE, NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS, SLANDER, LIBEL, OTHER DEFAMATION, FRAUDULENT TRANSFER, CONVERSION, TRESPASS TO (OR CLOUDING THE TITLE OF) PROPERTY, USURY, VIOLATIONS OF THE RACKETEER INFLUENCED AND CORRUPT ORGANIZATIONS ACT, DECEPTIVE TRADE PRACTICES, CONSPIRACY, OR ANY THEORY OF LIABILITY AS PARTNERS OR JOINT VENTURERS, THAT ANY RELEASING PARTY MAY HAVE AS OF THE DATE HEREOF AGAINST ANY RELEASED PARTY WITH RESPECT TO THE LENDING RELATIONSHIP.

               1.2 "Released Party" shall mean each of the Trustee, the Noteholders and their respective predecessors, successors, assigns, directors, officers, partners, employees, agents, attorneys, principals and Affiliates and all other Persons liable or who might be claimed to be liable on their behalf (collectively, the "Released Parties").

               1.3 "Releasing Party" shall mean each of the Borrower and the Guarantors and their respective predecessors, successors, assigns, directors, officers, partners, employees, agents, attorneys, principals, Affiliates and all other Persons who might have a claim against any Released Party (collectively, the "Releasing Parties").


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         Section 2. Amendments to Indenture. The Indenture is amended as follows:

               2.1     Section 1.01. Section 1.01 is amended as follows:

               2.1.1 The definition of "Consolidated Net Income" is amended as follows:

               2.1.1.1 By deleting all of subsection (iv) and replacing with the following:

                       "(iv) any extraordinary gains or losses;"

               2.1.1.2 By inserting after the end of subsection (iv) a new subsection (v) as follows:

                       "(v) any gains or losses attributable to Property sales not in the ordinary course of business or attributable to sales of Hydrocarbon Interests other than sales of Hydrocarbon production in the ordinary course of business: and"

               2.1.1.3 By relettering the existing subsection (v) as subsection
         (vi).

               2.1.1.4 By adding to the end of such definition the following:

                       "Any amounts paid on account of the Term ORRI shall be added to Consolidated Net Income, regardless of the accounting treatment afforded the Term ORRI."

               2.1.2 By adding to the end of the definition of "ECT", the words "and its successors and assigns".

               2.1.3 By deleting the definition of the term "First Borrowing Base Determination Date" in its entirety and substituting the following therefor:

                       "First Borrowing Base Determination Date" shall have the meaning assigned to it in the Senior Credit Agreement."

               2.1.4 By deleting the definition of the term "Interest Expense" in its entirety and substituting the following therefor:

                       "Interest Expense" means, for each applicable period for which EBITDA is to be calculated, the sum of all required payments of interest (whether paid in cash or in kind, but excluding any payments made on account of the Term
                       ORRI) during such period on borrowed money."


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               2.1.5   By deleting the definition of the term "Adjusted
         Consolidated Net Tangible Assets" in its entirety.

               2.1.6 By deleting subsection (a) of the definition of the term "Permitted Debt" in its entirety and substituting the following therefor:

                       "(a) The Senior Loan, up to the lesser of (i) $75,000,000 or (ii) the Borrowing Base; provided that upon the payment of any portion of the principal of the Senior Loan, the maximum principal balance permitted under the Senior Loan Documents shall be reduced by the amount of the payment unless, until and to the extent reborrowing such amount would be supported by an industry standard "borrowing base" as reasonably determined by the Senior Lenders constituting Majority Lenders under the Senior Loan Documents, whether as part of a formal Borrowing Base determination or in determination of the Target Asset Value (as defined in the Senior Credit Agreement) under the Senior Credit Agreement;"

               2.1.7 By adding the phrase "(other than the Senior Loan)" following the words "Financial Statements" in subsection (c) of the definition of "Permitted Debt".

               2.1.8 By adding to the end of the definition of "Registration Rights Agreement", the words ", as it may be amended, supplemented or restated from time to time".

               2.1.9   By inserting the following new definitions:

                       "Accrued PIK Amount" means, as of any particular day, the aggregate dollar amount of all accrued interest on the Notes that has been paid in kind (and not in cash) as of such day in accordance with this Indenture, as reduced by any amounts paid on or prior to such day under any Term ORRI Conveyances or otherwise paid in cash as reduced pursuant to Section 9.01. The Accrued PIK Amount as of February 20, 2000 shall be $6,936,456.

                       "Applied Payments" has the meaning assigned to it in
                       Section 2.5.

                       "Non-Proved Reserves" means any reserves, other than Proved Reserves.

                       "PDNP Reserves" shall mean proved, developed, non-producing oil and gas reserves, as determined in conformity with the guidelines in effect from time to time as promulgated by the Society of Petroleum Engineers or its successor association.


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                       "PDP Reserves" shall mean proved, developed, producing
                       oil and gas reserves, as determined in conformity with the guidelines in effect from time to time as promulgated by the Society of Petroleum Engineers or its successor association.

                       "Proved Reserves" means PDP Reserves, PDNP Reserves and PUD Reserves.

                       "PUD Reserves" shall mean proved, undeveloped oil and gas reserves, as determined in conformity with the guidelines in effect from time to time as promulgated by the Society of Petroleum Engineers or its successor association.

                       "Second Amendment" means the Second Amendment to Indenture among the Borrower and the Trustee dated February 17, 2000.

                       "Subject Reserves" means (a) any PDP Reserves and PDNP Reserves identified by BOG or Borrower (or any Subsidiary thereof) as of the date hereof as being produced or producible in paying quantities out of wells now located on the Hydrocarbon Interests owned by any of them as of the date hereof including those listed on the attached
                       Exhibit I or (b) any PDP Reserves and PDNP Reserves identified by BOG or Borrower (or any Subsidiary thereof) following the date hereof and on or before December 31, 2000, as being produced or producible in paying quantities out of any well spudded or acquired by BOG or Borrower (or any Subsidiary thereof) on or before December 31, 2000, (c) in the event only that Borrower's Consolidated Interest Coverage Ratio calculated as of September 30, 2000 (in accordance with the Indenture), is less than 1.1 to 1.0, any PDP Reserves and PDNP Reserves identified by BOG or Borrower (or any Subsidiary thereof) following December 31, 2000 and on or before December 31, 2001, as being produced or producible in paying quantities out of any well spudded or acquired after December 31, 2000 but on or before December 31, 2001, and
                       (d) in the cases of (a), (b) and (c), above, a sufficient interest in the Hydrocarbon Interests and Oil and Gas Properties to afford BOG or the Borrower as applicable the right, prior to giving effect to any Term ORRI Conveyance, to secure the maximum authorized share of production that is allocable to PDP Reserves and, when applicable, PDNP Reserves found in each Subject Well. Under no circumstances, and notwithstanding any provision hereof to the contrary, shall the term "Subject Reserves" include (1) any PUD Reserves or any Non-Proved Reserves or (2) any PDP Reserves and/or PDNP Reserves beneficially or legally owned


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                       (whether in a vested or contingent manner) by a third
                       party (which is not an Affiliate of the Borrower) under or pursuant to any agreement or other matter disclosed in Exhibit H hereto, or (3) any PDP Reserves or PDNP Reserves identified by Borrower or BOG as a result of the deepening or sidetracking of a Subject Well after December 31, 2000 (in the event item (c) of the definition of Subject Reserves is not triggered) and after December 31, 2001, (in the event item (c) of the definition of Subject Reserves is triggered). Under no circumstances shall the term "Subject Reserves" include reserves that are not either producing or capable of producing (or being made in the case of PDNP Reserves to produce or capable of producing) in "paying quantities," as such term is defined under the Texas common law (regardless of the jurisdiction in which the subject Oil and Gas Properties are located).

                       "Subject Wells" means wells in which Subject Reserves are now or hereafter identified and which are covered by a Term ORRI Conveyance.

                       "Term ORRI" means any present or future right and interest in the Oil and Gas Properties owned or hereafter acquired by the Borrower, BOG or any other Affiliate of the Borrower, to be conveyed by the Borrower and/or its Subsidiaries, as applicable, to the Noteholders in accordance with this Indenture, entitling the holders thereof to 4% of the net proceeds (reducing to 3% of the net proceeds) received by the Borrower or its Subsidiary on account of production from the Subject Reserves. Each Term ORRI shall be conveyed pursuant to a Term ORRI Conveyance.

                       "Term ORRI Conveyance" means a conveyance of a Term ORRI by the Borrower and/or its Subsidiaries, pursuant to which the Borrower (or the applicable Subsidiary) conveys to the Noteholders, a Term ORRI in the Oil and Gas Properties owned or hereafter acquired by the Borrower, BOG or any other Affiliate of the Borrower, in the form attached hereto as Exhibit I.

               2.2 Section 1.02. Section 1.02 is amended by deleting the phrase "(including the ACNTA calculations)".

               2.3 Section 4.01. Section 4.01 is amended by adding the phrase "the ORRI and" following the words "subordinate in priority only to", in the introductory paragraph.

               2.4 Section 7.01. Section 7.01 of the Indenture is amended as follows:


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               2.4.1 By deleting the reference "60" from the first sentence of subsection (b) and inserting the reference "45".

               2.4.2 By deleting subparagraph (g) in its entirety and substituting the following therefor:

                         "(g) Notices Under Other Loan Agreements. Concurrently with the furnishing thereof to any Senior Lender or the Senior Loan Agent, copies of any statement (including financial statements), report or notice so furnished to any Senior Lender or the Senior Loan Agent pursuant to the terms of the Senior Loan Documents and not previously furnished to the Agent or the Trustee pursuant to any other provision of this Section 7.01."

               2.4.3 By amending subparagraph (j) to add a new sentence to the end as follows:

                         "Until the earliest date (i) on which there is a payment in full of the Accrued PIK Amount and all other Obligations, (ii) on or after November 21, 2000, on which there is a payment in full of the Accrued PIK Amount, or (iii) after November 21, 2000, on which the Noteholders have received payment in full of the Accrued PIK Amount through payment of the Term ORRI, each monthly operating report shall identify all Oil and Gas Properties that constitute Subject Reserves, the date at which the well attributable to the Subject Reserves was spudded and any additions to Subject Reserves from the previous month's operating report."

               2.4.4 By deleting the final paragraph of Section 7.01 and substituting the following therefor:

                         "The Borrower will furnish to the Agent, at the time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, a certificate substantially in the form of Exhibit J attached hereto executed by a Responsible Officer (i) certifying as to the matters set forth therein and stating that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail), (ii) for the year 2000, setting forth in reasonable detail an aged accounts payable and accounts receivable listing, (iii) setting forth in reasonable detail the computations necessary to determine whether the Borrower is in compliance with the financial covenants in Sections 8.16 and 8.17 as of the end of the applicable reporting period(s) and, together with pro forma calculations for each of such financial covenants as of the end of the next fiscal quarter, and (iv) certifying that said financial statements fairly present the consolidated and consolidating financial


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                         condition and consolidated results of operations in
                         accordance with GAAP, as at the end of, and for, such period (subject to normal year-end audit adjustments)."

               2.5 Section 7.07. Section 7.07 is amended by deleting subsection
         (b) in its entirety and substituting the following therefor:

                         "(b) Not less than 15 days prior to each of the First Borrowing Base Determination Date and any Scheduled Redetermination Date, the Borrower shall furnish to the Agent a Reserve Report. The Reserve Report furnished for the First Asset Valuation Date (as defined in the Senior Credit Agreement) shall be prepared as of July 31, 2000, and the Reserve Report furnished for the First Borrowing Base Determination Date shall be prepared as of December 31, 2001. The Reserve Report furnished for the Scheduled Redetermination Date to occur in March of each year shall be prepared as of the preceding December 31, and the Reserve Report furnished for the Scheduled Redetermination Date to occur in September of each year other than such First Asset Valuation Date, shall be prepared as of the preceding June 30. The Reserve Report to be furnished in March of each year shall be prepared by certified independent petroleum engineers or other independent petroleum consultant(s) acceptable to the Agent and the Reserve Reports to be furnished in September of each year shall be prepared by or under the supervision of the chief engineer or Vice President of Operations of the Borrower who shall certify such Reserve Report to have been prepared in accordance with the procedures used in the immediately preceding March Reserve Report. At Borrower's option, the Reserve Report to be furnished in September of each year may instead consist of a report from the independent petroleum engineers referred to above on any new wells and a roll-forward by Borrower on any wells previously reported in the Reserve Report described in the immediately preceding March."

               2.6 Section 7.12. A new Section 7.12 is added to the Indenture as follows:

                   "Section 7.12 Term ORRI. (a) Contemporaneously with the execution of the Second Amendment, the Borrower has executed and delivered, or caused its Subsidiaries to execute and deliver, to the Noteholders, in their respective Participations, a Term ORRI Conveyance to the Noteholders covering all Hydrocarbon Interests owned by the Borrower and its Subsidiaries. On the last Business Day of each calendar month following the date of the Second Amendment, beginning March 31, 2000, the Borrower shall execute and deliver, or cause its Subsidiaries to execute and deliver, to the Noteholders, in their respective Participations, (i) a Term ORRI Conveyance covering all Hydrocarbon Interests owned by the Borrower and its Subsidiaries identified


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                   or acquired during the prior calendar month on or before
                   December 31, 2000, and (ii) in the event the Borrower's Consolidated Interest Coverage Ratio calculated as of September 30, 2000, is less than 1.1 to 1.0, a Term ORRI Conveyance covering all Hydrocarbon Interests owned by the Borrower and its Subsidiaries identified or acquired during the prior calendar month on or before December 31, 2001.

                   (b) Any and all payments made on account of any Term ORRI or otherwise pursuant to any Term ORRI Conveyance (the "Applied Payments"), including payments made on account of the sale of ORRI Hydrocarbons and payments made on account of a piggy-back sale, farm-out, exchange or other transfer of a Term ORRI pursuant to Section 3.2(a) of any Term ORRI Conveyance, shall reduce the Accrued PIK Amount by the dollar amount of such payment(s).

                   (c) Notwithstanding any provision hereof to the contrary, an actual payment obligation on account of the Term ORRI shall only be triggered by (i) the actual production, sale and collection of proceeds on account of PDP Reserves from Subject Reserves or (ii) a piggy-back sale, farm-out, exchange or other transfer of any Term ORRI, or any portion thereof, pursuant to Section 3.2 of any Term ORRI Conveyance, and the mere identification by Borrower or BOG of PDP Reserves and/or PDNP Reserves in any particular Subject Well shall not trigger such an actual payment obligation or otherwise constitute a representation, warranty or other assurance that any such reserves (at any level) actually exist and/or are producible in paying quantities.

                   (d) Notwithstanding any provision of this Amendment or any Term ORRI Conveyance to the contrary, Agent shall serve as agent and attorney-in-fact on behalf of the Noteholders for purposes of (A) receiving Applied Payments under the Term ORRI Conveyances, (B) receiving notices and other communications under the Term ORRI Conveyances and (C) executing instruments necessary or appropriate, in the reasonable discretion of Borrower, to give effect to Section
                   2.4 or the last sentence of Section 3.2 of each Term ORRI Conveyance.

                   (e) Notwithstanding any provision of any Term ORRI Conveyance to the contrary, (i) all of the rights and interests of any particular Noteholder under all, but not less than all, of the Term ORRI Conveyances may be assigned by such Noteholder to an Affiliate of such Noteholder, (ii) all or an undivided portion of the rights and interests of any particular Noteholder under all, but not less than all, of the Term ORRI Conveyances may be assigned to a successor or assign of all or a portion of such Noteholder's interest in the Loan Documents, in proportion to the interest so transferred, or
                   (iii) all or an undivided portion of the rights and interests of any particular Noteholder under all, but not less than all, of the Term ORRI Conveyances may be assigned to a successor or assign of all or a portion of such Noteholder's


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                   interest in Accrued PIK Amounts subject to payment by virtue of any Term ORRI. Upon any transfer of a Noteholder's interest in the Term ORRI's and under the Term ORRI Conveyances pursuant to this subsection (e), the Agent shall serve as agent and attorney-in-fact on behalf of the transferee for purposes of (A) receiving Applied Payments under the Term ORRI Conveyances, (B) receiving notices and other communications under the Term ORRI Conveyances and (C) executing instruments necessary or appropriate, in the reasonable discretion of Borrower, to give effect to Section
                   2.4 or the last sentence of Section 3.2 of each Term ORRI Conveyance.

                   (f) The Term ORRI shall not apply to any Subject Reserves as are, as of the date hereof, subject to the rights and interests of third parties that are not Affiliates of the Borrower under any agreement or other matter described in Exhibit H hereto.

                   (g) Unless and until there is an Event of Default that is continuing (and no longer subject to a cure period), BOG under each Term ORRI Conveyance shall, notwithstanding any provision of Section 4.2 of any Term ORRI Conveyance to the contrary, have the absolute right to receive all payments for (or on account of) ORRI Hydrocarbons as defined in the Term ORRI Conveyance, and to net out Permissible Charges as defined in the Term ORRI Conveyance and make distributions to Agent, on behalf of Noteholders. In the event Agent or Noteholders begin to receive payments on account of the Term ORRI after and during the continuance of an Event of Default, on or before the last day of each month, Agent shall provide Borrower with an accounting of payments received (and a copy of any invoices delivered to Agent in connection therewith) during the previous calendar month on account of the Term ORRI.

                   (h) Neither the Borrower nor any Subsidiary shall have any obligation under any Term ORRI Conveyance, express or implied, to maintain any Oil and Gas Property in force and effect (whether by drilling, production, payment of delay rentals, exercise of an option or otherwise), such maintenance and all decisions with respect thereto to be in the sole and absolute discretion of Borrower and BOG.

                   (i) In the event that Borrower's Consolidated Interest Coverage Ratio calculated as of September 30, 2000 (in accordance with the Indenture) is 1.1 to 1.0 or greater, the Noteholders or Agent, on behalf of Noteholders, shall, on or before January 30, 2001, release and reconvey to BOG, under a form reasonably satisfactory to both Borrower and Noteholders and free of all liens, claims and encumbrances created by, through or under Noteholders, all rights, titles and interests described in or covered by any Term ORRI Conveyance, other than those carved out of Oil and Gas Properties constituting Subject Reserves. In the event that Borrower's Consolidated Interest Coverage Ratio calculated as of September 30, 2000 (in accordance with the Indenture) is
                   1.1 to 1.0 or greater, Noteholders or Agent, on behalf of Noteholders, shall, on or before January 30, 2002, release and reconvey to BOG, under a form


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


                   reasonably satisfactory to both Borrower and Noteholders and free of all liens, claims and encumbrances created by, through or under Noteholders, all rights, titles and interests described in or covered by any Term ORRI Conveyance, other than those carved out of Oil and Gas Properties constituting Subject Reserves. Upon termination of the Term ORRIs, the Noteholders shall execute such documents as the Borrower may reasonably request to evidence such termination."

               2.7 Section 8.01. Section 8.01 of the Indenture is amended as follows:

               2.7.1 By deleting subsection (a) in its entirety and substituting the following therefor:

                   "(a) Incur, create or assume any Debt other than Permitted Debt."

               2.7.2 By deleting the last paragraph of Section 8.01 in its entirety.

               2.8 Section 8.07. Section 8.07 of the Indenture is amended hereby by deleting clause (ii) in its entirety and substituting the following therefor:

                   "(ii) after giving effect to such merger or consolidation, the Borrower or the applicable Subsidiary shall be the surviving entity, and"

               2.9 Section 8.16. Section 8.16 of the Indenture is amended by deleting the section in its entirety and substituting the following therefor:

                   "Section 8.16 Consolidated Interest Coverage Ratio. As of the last day of each fiscal quarter, beginning September 30, 2000, the Borrower will not permit the Consolidated Interest Coverage Ratio to be less than (i) 1.05 to 1.0 as of September 30, 2000, (ii) 1.2 to 1.0 as of December 31, 2000,
                   (iii) 1.4 to 1.0 as of March 31, 2001, (iv) 1.6 to 1.0 as of
                   June 30, 2001, (v) 1.8 to 1.0 as of September 30, 2001, and
                   (vi) 2.0 to 1.0 as of December 31, 2001 and the end of each fiscal quarter thereafter."

               2.10 Article VIII. Article VIII of the Indenture is amended by inserting the following new Section 8.18 at the end of Article VIII:

                   "Section 8.18 Prepayments. During the continuation of any Default, BOG shall not make any optional prepayment of the Senior Loans pursuant to Section 2.01(i) of the Equity Conversion Agreement (as defined in the Senior Credit Agreement)."


               2.11 Section 9.01. Section 9.01 of the Indenture is amended by inserting the following at the end of Section 9.01:


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


                   "In addition, any payments received by the Agent or the Noteholders (or otherwise owing to the Noteholders in instances where the Noteholders have elected to be paid directly on account of the Term ORRI pursuant to Section 4.2 of any Term ORRI Conveyance) which payments are (a) attributable to any Term ORRI or (b) otherwise received pursuant to Section 3.2(a) of any Term ORRI Conveyance (collectively, the "Applied Payments") shall constitute a prepayment on the Notes of that portion of the principal balance which has been added to the Notes as a result of the Borrower's election to pay accrued interest in kind in accordance with the provisions of Section 9.02(b). Notwithstanding the foregoing, to the extent that any Applied Payment received by any Noteholder due to any Term ORRI is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid by the Agent or any Noteholder to the Borrower, any Subsidiary, trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent and further only to the extent Agent or Noteholder has actually repaid the affected Applied Payment, the obligations hereunder with respect to the Notes satisfied by payment of the Term ORRI in the form of the affected Applied Payment shall be revived and continue as if such payment or proceeds had not been received and the Agent's and the Noteholder's Liens, interests, rights, powers and remedies under this Indenture and the Loan Documents shall continue in full force and effect."

               2.12 Section 9.02. Section 9.02 of the Indenture is amended as follows:

               2.12.1 By deleting the last two sentences of subsection (a) beginning with "Notwithstanding".

               2.12.2 By deleting subsection (b) in its entirety and substituting the following therefor:

                   "(b) The Borrower shall have the option to pay accrued interest on the Notes in kind on each of the seven (7) consecutive Interest Payment Dates commencing with and following February 20, 1999, as provided in this Section 9.02(b). In addition, the Borrower shall have the option to pay accrued interest on the Notes in kind on November 20, 2000, in the event one of the following events has occurred following the date of the Second Amendment and on or before August 31, 2000: (i) Borrower sells common or preferred equity securities resulting in net proceeds received by Borrower (after deducting all costs and expenses incurred in such sale) of at least $10,000,000; or (ii) BOG and/or Borrower acquires in exchange for common or preferred equity securities, Oil and Gas Properties containing PDP Reserves and PDNP Reserves with a collective net present value, discounted at 10% per annum, of at least $10,000,000 (in the reasonable judgement of Majority Noteholders); or (iii) through a combination of (i) and (ii) above, Borrower receives net proceeds and newly acquired Oil and Gas Properties, which (as valued above), total at least $10,000,000 in net present value. In the event Borrower pays interest in kind, at any time, the accrued interest due on the applicable Interest Payment Date shall be calculated at the rates set forth in this Section 9.02(b) and the interest due (calculated at the rates set forth in this Section 9.02(b)) shall be deemed an advance of principal on the Notes and, as of the applicable Interest Payment Date, shall be added to the outstanding principal balance of the Notes (notwithstanding the outstanding principal balance may exceed, in the aggregate, the face amount of the Notes). In order to not exercise its option under the first sentence of this Section 9.02(b), the Borrower must, on or before the applicable Interest Payment Date, deliver written notice to the Agent executed by a Responsible Officer notifying Agent of its election to not pay interest in kind. Should Borrower fail to deliver such written notice in a timely fashion, Borrower shall be deemed to have irrevocably elected to make payment of accrued interest in kind on the next applicable Interest Payment Date. Should Borrower deliver such notice in a timely fashion, Borrower shall be deemed to have irrevocably elected to make payment of accrued interest in cash and any subsequent failure to do so in a timely fashion (subject to the five (5) day grace period provided in Section 10.01(a)) shall constitute an Event of Default hereunder. In order to exercise its option under the second sentence of this Section 9.02(b), the Borrower must, on or before September 7, 2000, deliver written notice to the Agent executed by a Responsible Officer certifying to Agent that Borrower has satisfied the conditions set forth in the second sentence of this Section 9.02(b), together with reasonable supporting evidence, and notifying Agent of its election to pay interest in kind on the November 20, 2000 Interest Payment Date. Should Borrower fail to deliver such written notice in a timely fashion, Borrower shall be deemed to have irrevocably elected not to make payment of accrued interest in kind on the November 20, 2000 Interest Payment Date. Should Borrower deliver such notice in a timely fashion, Borrower shall be deemed to have irrevocably elected to make payment of accrued interest in cash and any subsequent failure to do so in a timely fashion (subject to the five (5) day grace period provided in Section 10.01(a)) shall constitute an Event of Default hereunder. In the event the Borrower elects to pay interest in kind, such interest to be paid shall be calculated at 13% per annum commencing on the immediately preceding Interest Payment Date."

               2.13 Section 10.01. Section 10.01 of the Indenture is amended as follows:

               2.13.1 By deleting subsection (a) in its entirety and substituting the following therefore:

                   "(a) the Borrower shall default in the payment or prepayment when due of any Obligation, and such default, other than a default of a payment or prepayment of principal (which shall have no cure period), shall continue unremedied for a period of five (5) days after such Obligation becomes due, in the case of interest, or thirty (30) days after the Borrower receives notice from the Agent that such Obligation is due, in the case of Obligations other than principal or interest; or"

               2.13.2 By deleting clause (ii) of subsection (b) in its entirety and substituting the following therefor:

                   "(ii) as to the Senior Loan, there shall have (x) occurred a default thereunder in the payment of any principal or interest due on the Senior Loan beyond any cure period contained in the Senior Loan Documents as of the date of the Second Amendment, whether or not the Senior Lenders have waived such default or modified the Senior Loan Documents to extend the due date thereof or any cure period or (y) occurred a default thereunder and the holders of the Senior Loan shall have elected to accelerate the payment of the Senior Loan (or it shall be accelerated automatically or otherwise be due and payable in full); or"

               2.13.3 By deleting the "." at the end of subsection (m) and substituting "; or"

               2.13.4 By adding the following new subsection (n) at the end of
         Section 10.01:

                   "(n) BOG, Borrower or any Subsidiary of Borrower, shall default in the performance of its obligations under any Term ORRI Conveyance and such default shall continue unremedied for a period of thirty days after the earlier of (A) the date notice thereof to the Borrower by the Agent or (B) the Borrower's knowledge thereof; provided that the foregoing 30 day cure period shall be reduced to five days for any payment default. As used in this Section 10.01(n), "Borrower's knowledge" shall be limited to the actual knowledge of any of the officers of the Borrower or BOG."

               2.14 Exhibits.

               2.14.1 A new Exhibit "H" is added to the Indenture in the form of Exhibit "H" to this Second Amendment.

               2.14.2 A new Exhibit "I" is added to the Indenture in the form of Exhibit "I" to this Second Amendment.

               2.14.3 A new Exhibit "J" is added to the Indenture in the form of Exhibit "J" to this Second Amendment.

         Section 3. Conditions Precedent. This Amendment shall become binding only upon receipt by the Agent of the following documents and satisfaction of the other conditions provided in this Section 3 (the "Closing Date"), each of which must be satisfactory to the Agent in form and substance:

               3.1 The Second Amendment. Counterparts of this Amendment executed by the Borrower and the Trustee.

               3.2 New Mortgage. The Borrower shall have satisfied all of its obligations under Section 7.09(a) of the Indenture, including the (i) delivery to the Agent of all Mortgages required thereby and (ii) evidence that the New Mortgage and the related UCC-1 financing statements delivered have been filed in all jurisdictions necessary to perfect and protect the security interests, assignments and Liens created thereby.

               3.3 Registration Rights. Counterparts of the Second Amendment to Registration Rights Agreement executed by the Borrower, JEDI-II and ECT Merchant.

               3.4 Financial Statements. All past due financial statements through the month of November 1999 described in Section 7.01 of the Indenture.

               3.5 Officer's Certificates. All past due officer's certificates through the month of November 1999 described in Sections 7.01 and 7.07 of the Indenture.

               3.6 Accounts Payable. An aged accounts payable and accounts receivable listing as of December 31, 1999.

               3.7 Secretary's Certificate. Certificates of the Secretary or an Assistant Secretary of the Borrower and each of the Guarantors setting forth for each of them (i) the resolutions of its board of directors or managers (or if such Guarantor is a partnership, resolutions of the general partner of such partnership), as applicable, with respect to the authorization to execute and deliver this Amendment and the consummation of the transactions contemplated hereby; (ii) the Responsible Officer of such entity authorized to sign this Amendment, and (iii) the signature of such authorized Responsible Officer of such entity.

               3.8 Term ORRI Conveyance. A Term ORRI Conveyance in the form attached hereto as Exhibit I conveying a Term ORRI in all Oil and Gas Properties owned by the Borrower, BOG or any other Affiliate of the Borrower.

               3.9 Consent by Guarantors. A Consent and Acknowledgment executed by BOG and Brigham, Inc.

               3.10 Warrants. Duly executed revised warrants in the form attached hereto as Exhibit A, issued by the Borrower to the Noteholders in their respective Participations, in substitution for the current Warrants issued pursuant to Section 2.03 of the Securities Purchase Agreement (and any Warrants issued in substitution therefor), for the purchase of an aggregate of 1,000,000 shares of Common Stock, and which warrants shall constitute the "Warrants" under the Indenture and the Securities Purchase Agreement for all purposes.

               3.11 Opinion of Counsel. An opinion of Thompson & Knight, LLP in form satisfactory to the Noteholders.

               3.12 Fees and Expenses. Payment of the expenses of the Agent and the Noteholders in accordance with Section 6 hereof.

               3.13 Senior Lenders Consent. A consent executed by each of the Senior Lenders and the Senior Loan Agent, consenting to the terms of this Amendment and subordinating all of the liens securing the Senior Loan to each Term ORRI.

               3.14 Letter. A letter from Borrower in the form attached hereto as Exhibit B.

               3.15 Subordination Agreement. An amendment to the Subordination Agreement satisfactory to the Noteholders, the Senior Lenders, the Agent and the Senior Loan Agent.

               3.16 Closing of Amended Senior Credit Agreement. Contemporaneously with the Closing Date, the Borrower and/or its Subsidiaries, the Senior Loan Agent and the Senior Lenders shall have executed the amended Senior Credit Agreement (in such form as is satisfactory to the Noteholders) and all other Senior Loan Documents (in such form as is satisfactory to the Noteholders).

               3.17 Other Documents. Such other documents as Agent or its counsel may reasonably request.

         Section 4. Post Closing. Within 30 days as of the Closing Date hereof, Brigham Holdings I, LLC and Brigham Holdings II, LLC will execute a Consent and Acknowledgment.

         Section 5. Representations and Warranties.

               5.1 Reaffirmation. The Borrower hereby reaffirms that, as of the date of this Amendment, the representations and warranties made by the Borrower in the Securities Purchase Agreement and each of the Loan Documents are true and correct as though made on and as of the date hereof, subject only to the revisions to the schedules to the Securities Purchase Agreement and Indenture as are reflected in the schedules attached hereto and further, the Borrower represents that,

               5.1.1 As of the date hereof, no Default or Material Adverse Effect has occurred and is continuing except as previously disclosed to the Agent in writing.

               5.1.2 The execution, delivery and performance by the Borrower or the Guarantors of this Amendment and the other Loan Documents and all instruments and documents to be delivered by the Borrower or the Guarantors, to the extent a party thereto, hereunder and thereunder and the creation of all Liens provided for herein and therein: (i) are within the Borrower's or such Guarantor's corporate power; (ii) have been duly authorized by all necessary or proper corporate action, including the consent of stockholders, members and/or partners therein or thereof; (c) are not in contravention of any provision of the Borrower's or such Guarantor's certificate of incorporation, bylaws or similar organizational and/or governing documents; (d) will not violate
         (1) any law or regulation or (2) any order or decree of any court or governmental instrumentality; (e) will not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which the Borrower or any of the Guarantors is a party or by which the Borrower or any of the Guarantors or any of their respective property is bound; (f) will not result in the creation or imposition of any Lien upon any of the property of the Borrower or the Guarantors other than those in favor of the Agent pursuant to the terms of this Amendment and the other Loan Documents to be delivered in connection herewith; and (g) do not require the consent or approval of any governmental body, agency, authority or any other Person that has not been duly obtained, made or complied with prior to the date hereof. At or prior to the date hereof, each of this Amendment and the other Loan Documents to be delivered in connection herewith shall have been duly executed and delivered for the benefit of or on behalf of the Borrower or the Guarantors, in each case to the extent a party thereto, and each shall then constitute a legal, valid and binding obligation of the Borrower or such Guarantor, enforceable against it in accordance with its terms.

               5.2 Independent Counsel. Each of the Borrower and the Guarantors further represents and warrants, for itself only that it (i) is executing this Amendment, and the documents executed in connection herewith to which it is a party, after consultation with counsel of its own choosing, (ii) has read and understands the release granted by
         Section 5 hereof, (iii) desires to execute this Amendment and such documents to which it is a party and (iv) has the requisite authority to enter into and be bound by this Amendment and such documents to which it is a party, including the release granted by Section 5 hereof.

         Section 6. Release.

               6.1 EACH OF THE RELEASING PARTIES DESIRES AND INTENDS FULLY TO COMPROMISE, RELEASE AND SETTLE ANY AND ALL OF THE RELEASED CLAIMS; AND EACH OF THE RELEASING PARTIES HEREBY COVENANTS, WARRANTS AND REPRESENTS UNTO EACH OF THE RELEASED PARTIES THAT SUCH RELEASING PARTY DOES HEREBY FOREVER RELEASE, ACQUIT, WAIVE AND DISCHARGE EACH OF THE RELEASED PARTIES OF AND FROM THE RELEASED CLAIMS AND EACH OF THE RELEASING PARTIES HEREBY DECLARES THE SAME FOREVER RELEASED, ACQUITTED, WAIVED, SETTLED AND DISCHARGED. THIS RELEASE IS EFFECTIVE WITHOUT REGARD TO WHETHER (I) SUCH RELEASED CLAIMS ARE KNOWN OR UNKNOWN, (II) DAMAGES ARISING OUT OF SUCH RELEASED CLAIMS HAVE YET ACCRUED, (III) SUCH RELEASED CLAIMS AROSE COLLATERALLY, DIRECTLY, DERIVATIVELY, OR OTHERWISE BETWEEN THE PARTIES HERETO OR (IV) AN ORDINARY PERSON IN THE SAME OR SIMILAR CIRCUMSTANCES WOULD OR WOULD NOT, THROUGH THE EXERCISE OF DUE CARE, HAVE DISCOVERED SUCH CLAIMS BY THE DATE OF THIS AMENDMENT. IN CONNECTION WITH THE FOREGOING RELEASE:

               6.2 Borrower and each of the Guarantors represents and warrants that it has the full power and authority to perform the release granted in this Section 6 and that it has not in any manner made any assignment of any Released Claim to any third party.

               6.3 The release granted in this Section 6 will be effective upon execution of this Amendment by all of the parties hereto.

               6.4 Each party executing this Amendment understands and agrees that the release granted in this Section 6 is a full, final and complete release of the Released Claims and that such release may be pleaded as an absolute and final bar to any or all suits which may hereafter be filed or prosecuted by any one or more of the Releasing Parties or anyone claiming by, through or under any one or more of the Releasing Parties in respect of any of the matters released hereby, and that no recovery on account of the Released Claims may hereafter be had from any of the Released Parties; and that the consideration given for such release is not an admission of liability or fault on the part of any of the Released Parties (it being the express intent of the parties hereto to obtain peace of mind and avoid the expense and uncertainty of potential litigation), and that none of the Releasing Parties or those claiming by, through or under any of them will ever claim that it is.

               6.5 The parties hereto acknowledge that the release granted by this Section 6 does not have any effect with respect to relationships between the Borrower and each of the Guarantors and the Noteholders and the Agent other than in connection with the Lending Relationship.

         Section 7. Payment of Fees and Expenses; Form of Payment.

               7.1 The Borrower agrees, whether or not the transactions contemplated hereby are consummated, to pay all reasonable expenses of the Agent and the Noteholders (including, without limitation, all reasonable fees and disbursements of counsel and other outside consultants for the Agent and/or the Noteholders) in connection with the negotiation, investigation, preparation, execution and delivery of, recording and filing of, preservation of rights under and enforcement of this Amendment and the other Loan Documents to be delivered in connection herewith.

               7.2 All payments to be made by the Borrower under this Amendment shall be made in Dollars, in immediately available funds, to the Agent at such account as the Agent shall specify.

         Section 8. Limitations. The amendments set forth herein are limited precisely as written and shall not be deemed to (a) be a consent to, or waiver or modification of, any other term or condition of the Securities Purchase Agreement or the Indenture or any of the other Loan Documents, or (b) prejudice any right or rights which the Noteholders or the Agent may now have or may have in the future under or in connection with the Securities Purchase Agreement or the Indenture or any of the other Loan Documents. Except as expressly supplemented, amended or modified hereby, the terms and provisions of the Securities Purchase Agreement or the Indenture or any other Loan Documents are and shall remain in full force and effect. In the event of a conflict between this Amendment and any of the foregoing documents, the terms of this Amendment shall be controlling.

         Section 9. Governing Law. This Amendment and the rights and obligations of the parties hereunder and under the Indenture shall be construed in accordance with and be governed by the laws of the State of Texas and the United States of America.

         Section 10. Descriptive Headings, etc. The descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

         Section 11. Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts and all of such counterparts shall together constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

             NOTICE PURSUANT TO TEX. BUS. & COMM. CODE SECTION 26.02

THIS AMENDMENT AND OTHER LOAN DOCUMENTS EXECUTED BY ANY OF THE PARTIES BEFORE OR SUBSTANTIALLY CONTEMPORANEOUSLY WITH THE EXECUTION HEREOF TOGETHER CONSTITUTE A WRITTEN LOAN AGREEMENT AND REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENT BETWEEN THE PARTIES.


BORROWER:                 BRIGHAM EXPLORATION COMPANY


                          By:
                             ----------------------------------------------
                               Curtis F. Harrell
                               Chief Financial Officer



TRUSTEE: CHASE BANK OF TEXAS, NATIONAL ASSOCIATION, as Trustee


                          By:
                             ----------------------------------------------
                                 Mauri J. Cowen
                                 Vice President and Trust Officer

The Noteholders have joined herein solely for the purpose of evidencing their
(i) consent to the foregoing, and (ii) authorization to the Trustee to execute this Amendment:

                            JOINT ENERGY DEVELOPMENT INVESTMENTS
                            II LIMITED PARTNERSHIP, a Delaware limited partnership, as Purchaser

                            By:  Enron Capital Management II Limited
                                 Partnership, its General Partner

                                 By:  Enron Capital II Corp., its
                                      General Partner


                                      By:
                                         --------------------------------------
                                            Mark Warner
                                            Agent and Attorney-in-Fact


                            ECT MERCHANT INVESTMENTS
                            CORP., a Delaware corporation


                            By:
                               ----------------------------------------------
                                   Mark Warner
                                   Agent and Attorney-in-Fact

                                    EXHIBIT A

                                 Form of Warrant

                                    EXHIBIT B

                                 Form of Letter



                                February 28, 2000



Mr. John S. Hopley
Enron North America Corp.
1400 Smith Street
Houston, Texas 77002-7361


Dear John:

         Brigham Exploration Company ("BEXP") agrees to engage within thirty days from the date hereof of a reputable investment banking firm mutually acceptable to Enron North America Corp. and BEXP and to secure from such investment banking firm advice concerning financial, capitalization, strategic, sale, merger and restructure options available to BEXP within thirty days after such engagement. BEXP agrees to present such advice to its board of directors and to analyze and consider any such advice offered, but shall in no way be obligated to act on such advice.



                                   Sincerely,




                                   Curtis F. Harrell

CFH/ldl

                                    EXHIBIT H

                                  TITLES, ETC.

(a) The rights and interests afforded Gasco Limited Partnership ("Gasco") and its successors and assigns under the terms of (i) that certain Expense Allocation and Participation Agreement dated as of April 1, 1996, by and between Gasco and BOG, as heretofore and/or hereafter amended, expanded, supplemented, renewed and/or extended, and (ii) that certain Expense Allocation and Participation Agreement II dated as of April 1, 1997, by and between Gasco and BOG, as heretofore and/or hereafter amended, expanded, supplemented, renewed and/or extended, and (iii) that certain Expense Allocation and Participation Agreement III dated as of March 1, 1998, by and between Gasco and BOG, as heretofore amended, expanded, supplemented, renewed and/or extended.

(b) The rights and interests afforded Middle Bay Oil Company ("Middle Bay") and its successors and assigns under the terms of that certain Expense Allocation and Participation Agreement dated as of April 1, 1996, by and between Middle Bay and BOG, as heretofore amended, modified, expanded, supplemented, renewed and/or extended.

(c) The rights and interests afforded Stephens Production Company ("Stephens") and its successors and assigns under the terms of that certain Anadarko Basin Joint Participation Agreement dated as of May 1, 1996, by and between BOG and Stephens, as heretofore amended, modified, expanded, supplemented, renewed and/or extended.

(d) The rights and interests afforded Vintage Petroleum, Inc. ("Vintage") and its successors and assigns under the terms of that certain Anadarko Basin Joint Participation Agreement dated as of May 1, 1996, by and between BOG and Vintage, as heretofore amended, modified, expanded, supplemented, renewed and/or extended.

(e) The rights and interests afforded Brigham-Duke (Delaware) LLC ("Duke") and its successors and assigns under the terms of that certain Joint Development Agreement dated as of February 17, 1999, by and between Duke and BOG, as heretofore amended.

(f) The rights and interests, whether real or equitable, vested or contingent, afforded third parties under the terms of various farmout, exploration, joint participation and/or operating agreements, in existence as of the date hereof, under or in relation to which BOG, Borrower or any Subsidiary agrees to farm-out to one or more third party(ies) one or more Oil and Gas Property and/or undertakes with one or more third party(ies) the joint exploration and/or development of one or more Oil and Gas Properties (which rights and interests may include, without limitation, rights under Area of Mutual Interests agreements and rights in respect of forfeiture of all or a portion of Borrower's interests in an Oil and Gas Property, or part thereof or interest therein, that is triggered by an election not to participate in a proposed operation; and

(g) consulting agreements in existence as of the date hereof, as same may have heretofore been amended, expanded, supplemented, renewed and/or extended, with third party geologists, landmen or other oil and gas industry participants who agree to perform services in return, in whole or in part, for an overriding royalty interest or other interest in or relating to any Oil and Gas Properties.

                                    EXHIBIT I

                              Term ORRI Conveyance

                                    EXHIBIT I

                              Hydrocarbon Interests

                                    EXHIBIT J

                        FORM OF CERTIFICATE ACCOMPANYING

                               FINANCIAL STATEMENT